Exhibit 10.3

KEY ENERGY SERVICES, INC.
AMENDED AND RESTATED 2019 EQUITY AND CASH INCENTIVE PLAN

PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT, including Appendix A and Appendix B attached hereto (this “Agreement”), dated as of ____________, 20___ (the “Date of Grant”), is made by and between Key Energy Services, Inc., a Delaware corporation (the “Company”), and ____________ (the “Participant”).
R E C I T A L S:
WHEREAS, awards of Restricted Stock Units may be granted pursuant to the Key Energy Services, Inc. Amended and Restated 2019 Equity and Cash Incentive Plan (the “Plan”) as Performance Awards; and
WHEREAS, in recognition of the Participant’s services to the Company, the Administrator has determined that it is in the best interests of the Company and its stockholders to grant performance-based Restricted Stock Units to the Participant pursuant to the terms of the Plan and subject to the further terms and conditions set forth herein.
NOW, THEREFORE, in consideration for the services rendered by the Participant to the Company and the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.Grant of Restricted Stock Units. The Company hereby grants the Participant a target award (this “Award”) of [•] performance-based Restricted Stock Units (the “PSUs”). Up to 150% of the PSUs may become earned in accordance with the vesting terms set forth in Section 4 below and Appendix B attached hereto (such PSUs that become so earned, the “Earned PSUs”).

2.Dividend Equivalents. Each PSU that becomes an Earned PSU shall be credited with dividend equivalents (the “Dividend Equivalents”) in an amount, without interest, equal to the cumulative cash and stock dividends declared or paid on one share of Common Stock, if any, following the Date of Grant and prior to the date the Earned PSU is settled in accordance with Section 5.

3.Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Administrator shall have the authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement.

4.Vesting of PSUs. Subject to the Participant’s (a) Continuous Service through the last day of the applicable Performance Period (as defined on Appendix B) and (b) compliance with the terms and conditions of this Agreement (including the restrictive covenants set forth in Appendix A) (collectively, clauses (a) and (b), the “Service Vesting Requirements”), the PSUs shall become Earned PSUs subject to the achievement of specified performance goals (the “Performance Goals”) in accordance with Appendix B. Following completion of the Performance Period, the Administrator shall review and certify in writing whether the Performance Goals for the Performance Period have been met. PSUs that do not become Earned PSUs shall be automatically forfeited, without the payment of any consideration therefor, as of the end of the Performance Period.

5.Settlement.

(a)Amount. The Company will deliver one share of Common Stock plus a cash amount equal to the aggregate Dividend Equivalents, if any, for each Earned PSU, less any withholding (as permitted pursuant to the Plan and Section 7 hereof). Neither the value of shares of Common Stock nor the value of Dividend Equivalents shall bear any interest owing to the passage of time. Neither this Section 5 nor any action taken in accordance with this Section 5 shall be construed to create a trust or a funded or secured obligation of any kind.

(b)Timing. Delivery in respect of the Earned PSUs and any associated Dividend Equivalents will be made as soon as administratively practicable following completion of the certification required by Section 4 above, and in any event within 60 days following the end of the applicable Performance Period. Such delivery shall be subject to the Participant’s continued compliance with the restrictive covenants set forth in Appendix A.

6.Termination of Continuous Service. Except as otherwise provided in the Participant’s employment agreement or the Plan, all unvested PSUs and any Dividend Equivalents with respect thereto shall be forfeited, without the payment of any consideration therefor, immediately and automatically upon termination of the Participant’s Continuous Service for any reason.

7.Tax Withholding. The Company shall have the right to withhold from any delivery of Common Stock due under the Plan and this Agreement an amount equal to the applicable required withholding obligation in respect of any federal, state or local tax.

8.No Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to the shares of Common Stock underlying the PSUs unless and until the Participant has become the record holder of such shares.

9.Restrictive Covenants. The provisions of Appendix A attached hereto, which are deemed to be part of this Agreement as if fully set forth herein, shall apply to the Participant. By accepting this Agreement, the Participant agrees to be bound by such provisions. The Participant further acknowledges and agrees that the restrictive covenants contained in Appendix A are reasonable and enforceable in all respects.

10.Detrimental Activity.

(a)Upon delivery of Common Stock in respect of Earned PSUs, the Participant shall certify in a manner acceptable to the Company that the Participant has not engaged in any Detrimental Activity.

(b)The Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict this Award, in whole or in part, at any time if the Participant engages in any Detrimental Activity.

(c)In the event a Participant engages in Detrimental Activity after delivery of Common Stock in respect of Earned PSUs and during any period for which any restrictive covenant prohibiting such activity is applicable to the Participant, such delivery may be rescinded within one (1) year after the Participant engages in such Detrimental Activity. In the event of any such rescission, (i) if the Participant still owns the Common Stock received pursuant to the Award, the Participant shall return to the Company such Common Stock or (ii) if the Participant no longer owns the Common Stock received pursuant to the Award, the Participant shall pay to the Company an amount in cash equal to the value received by Participant upon the sale of the Common Stock received pursuant to the Award (the “Rescission Amount”), in such manner and on such terms and conditions as may be required by the Company. The Company shall be entitled to set-off the Rescission Amount against any amount owed to the Participant by the Company, subject to compliance with including Section 409A of the Code, if applicable, and other applicable laws.

11.Compliance with Laws, Regulations and Company Policies. The grant and settlement of the PSUs hereunder shall be subject to compliance by the Company and the Participant with all applicable requirements of state and federal laws and regulatory agencies and with all applicable requirements of any stock exchange on which the Common Stock may be listed at the time of such issuance or transfer, if applicable. This Award shall also be subject to any applicable clawback or recoupment policies, share trading and stock ownership policies of the Company, and other policies that may be implemented by the Board from time to time.

12.Section 409A. Any amounts payable with respect to the PSUs are intended to be exempt from Section 409A of the Code in reliance on the short-term deferral exemption set forth in the final regulations issued thereunder. If any amounts payable with respect to the PSUs are determined to be subject to Section 409A of the Code, such payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code. All payments to be made upon a termination of employment may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment shall be treated as a separate payment. In no event may the Participant, directly or indirectly, designate the calendar year in which the payments under this Agreement will be made. Notwithstanding anything in this Agreement to the contrary, if the Participant is a “specified employee” as defined by Section 409A of the Code, then if and to the extent required by Section 409A of the Code, any payment with respect to the PSUs upon a separation from service will not be made before the date that is six months after the Participant separates from service or such earlier date permitted by Section 409A of the Code. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the PSUs provided under this Agreement are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

13.No Right to Continuous Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Affiliates to terminate the Participant’s Continuous Service at any time. The grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted in the past.

14.Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, facsimile transmission, courier service or personal delivery:

If to the Company:

Key Energy Services, Inc.
1301 McKinney Street, Suite 1800
Houston, Texas 77010
Facsimile: 713-651-4559
Attention: General Counsel
If to the Participant:
At the address on file with the Company

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.
15.Bound by Plan. By accepting this Agreement, the Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all of the terms and provisions of the Plan.

16.Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Participant and the Participant’s executors, administrators, heirs, and successors.

17.Amendment of this Award. Subject to Section 18 and subject to the terms of the Plan, the Administrator at any time and from time to time may amend the terms of this Award; provided, however, that the Participant’s rights under this Award shall not be impaired by any such amendment unless the Company requests the Participant’s consent and the Participant consents in writing, or except as otherwise permitted under the Plan.

18.Adjustment Upon Changes in Capitalization. The shares of Common Stock underlying the PSUs and the Performance Goals may be adjusted as provided in the Plan, including pursuant to Article 14 of the Plan. The Participant, by accepting this Agreement, irrevocably and unconditionally consents and agrees to any such adjustments as may be made at any time hereafter.

19.Transfer Restrictions. The PSUs may not be sold, transferred or otherwise alienated or hypothecated.

20.Governing Law and Venue. The provisions of this Agreement shall be construed and enforced in accordance with the laws and decisions of the State of Delaware, without regard to such state’s conflict of law principles. Any dispute or conflict between the parties shall be brought in a state or federal court located in Wilmington, Delaware. The parties hereto submit to jurisdiction and venue in Wilmington, Delaware and all objections to such venue and jurisdiction are hereby waived.

21.Severability. If any provision of this Agreement or any part of any provision of this Agreement is determined to be unenforceable for any reason whatsoever, it shall be severable from the rest of the Agreement and shall not invalidate or affect the other portions or parts of this Agreement, which shall remain in full force and effect. Furthermore, each covenant contained in this Agreement shall stand independently and be enforceable without regard to any other covenants or to any other provisions of this Agreement.

22.Waiver. The waiver by the Company of a breach of any provision contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or as a waiver of any other provisions of this Agreement.

23.Entire Agreement. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, both oral and written, with respect to the subject matter hereof. Notwithstanding the foregoing, and for the avoidance of doubt, the restrictive covenants contained in Appendix A hereto shall be in addition to, and not in lieu of, any restrictive covenants that the Participant is currently subject to with respect to the Company or its Affiliates.

24.Interpretation. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

25.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one instrument.

Delivery of an executed counterpart of this Agreement by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

26.No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the PSUs granted hereunder.

27.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet, or third-party stock plan administration website, to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement effective as of the Date of Grant set forth above.

KEY ENERGY SERVICES, INC.

By:
Name:
Title:

By acceptance of this Award, the Participant (a) acknowledges receipt of the Plan incorporated herein, (b) confirms that the prospectus for the Plan has been made available to the Participant, (c) acknowledges that he or she has read this Agreement, the Plan and the Plan prospectus and understands the terms and conditions of them, (d) accepts this Award, (e) agrees to be bound by the terms of the Plan and this Agreement (including the restrictive covenants set forth in Appendix A attached hereto), and (f) agrees that all decisions and determinations of the Administrator with respect to this Award shall be final and binding on the Participant and any other person having or claiming an interest under this Award.
The undersigned hereby accepts the terms of this Agreement and the Plan.

PARTICIPANT

Name:

SIGNATURE PAGE TO
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

APPENDIX A
PROTECTION OF INFORMATION; NON-COMPETITION; NON-SOLICITATION
1.Non-Disclosure of Confidential Information. In the course of the Participant’s employment with the Company or any of the Company’s direct or indirect subsidiaries (collectively, “subsidiaries” or each a “subsidiary”), and the performance of the Participant’s duties on behalf of the Company or any of its subsidiaries, the Participant will be provided with, and will have access to, Confidential Information (as defined below). In consideration, and as a condition, of the Participant’s receipt of and access to Confidential Information, and as a condition of the Company’s entry into this Agreement, the Participant, both during the course of the Participant’s employment with the Company or any of its subsidiaries and thereafter, shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company or its subsidiaries or with the express written consent of the Chief Executive Officer or the General Counsel of the Company. The Participant shall follow all Company policies and protocols regarding the security of all documents and other material containing Confidential Information (regardless of the medium on which such Confidential Information is stored). This Section 1 shall apply to all Confidential Information, whether known or later to become known to the Participant during the period that the Participant is employed or affiliated with the Company or any of its subsidiaries.

2.Permitted Disclosures. Notwithstanding the foregoing, or any other provision of this Agreement or the Plan:

a.the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (i) made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) protected under the whistleblower provisions of applicable law;

b.in the event the Participant files a lawsuit for retaliation by the Company or any of its subsidiaries for the Participant’s reporting of a suspected violation of law, the Participant may (i) disclose a trade secret to the Participant’s attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if the Participant (A) files any document containing such trade secret under seal; and (B) does not otherwise disclose such trade secret, except pursuant to court order; and

c.nothing shall prevent the Participant from lawfully, and without obtaining prior authorization from the Company or any of its subsidiaries, (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to an employee individually from any Governmental Authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or any other Governmental Authority. Neither the Plan nor this Agreement (nor any other agreement between the Participant and the Company or a subsidiary of the Company) shall be construed or applied to require the Participant to obtain prior authorization from the Company or any of its subsidiaries before engaging in any of the foregoing conduct referenced in this Section 2, or to notify the Company or any of its subsidiaries of having engaged in any such conduct.

3.Definition of Confidential Information. As used herein, “Confidential Information” means all non-public or proprietary information of, or related to, the Company or any of its subsidiaries, including all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that (i) are acquired by or disclosed to the Participant during the period that the Participant is or has been employed or affiliated with the Company or any of its subsidiaries (whether acquired or disclosed during business hours or otherwise and whether acquired or disclosed on the Company’s premises or otherwise) or (ii) relate to the businesses or properties, products or services of the Company or any of its subsidiaries (including all such information relating to technical information, including engineering and scientific research, development, methodology, devices and processes; formulas and chemical compositions; blueprints, designs and drawings; financial information, budgets, projections and results; business and marketing plans, strategies, and programs; employee and contractor lists and records; business methods, and operating and production procedures; pricing, sales data, prospect and customer lists and information; supplier and vendor lists and information; terms of commercial contracts, as well as all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks). Moreover, all documents, presentations, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, data, models and all other writings or materials of any type including or embodying any Confidential Information shall be the sole and exclusive property of the Company or any of its subsidiaries and is subject to the same restrictions on disclosure applicable to all Confidential Information as set forth above. Confidential Information does not include any information that is or becomes generally available to the public other than as a result of a disclosure or wrongful act of the Participant or any of the Participant’s agents or which was known to the Participant prior to his or her employment with the Company.

4.Non-Competition; Non-Solicitation.

a.In granting this Award to the Participant, the Company provides the Participant a further incentive to build the Company’s goodwill and links the Participant’s interests to the Company’s long-term business interests. As an inducement for the Company to grant this Award and enter into this Agreement, and in order to protect the Confidential Information and the Company’s and its subsidiaries goodwill, the Participant voluntarily agrees to the covenants set forth in this Section 4. The Participant agrees and acknowledges that the limitations and restrictions set forth herein, including the geographical and temporal restrictions on certain activities, are (i) reasonable in all respects and not oppressive, (ii) a material and substantial part of the Company’s willingness to enter into this Agreement, and (iii) intended and necessary to protect the Company’s and its subsidiaries’ Confidential Information, goodwill, and substantial and legitimate business interests.
b.The Participant agrees that during the Prohibited Period, the Participant shall not, without prior written approval of the Company, directly or indirectly, for the Participant, or on behalf of or in conjunction with any other person or entity of whatever nature:

i.engage in or carry on within the Market Area in competition with the Company or any of its subsidiaries in any aspect of the Business, which prohibition shall prevent the Participant from directly or indirectly owning, managing, operating, becoming an officer, director, employee or consultant of, or otherwise being affiliated with any person or entity primarily engaged in, or planning to primarily engage in, the Business in the Market Area (A) in any capacity if the Participant is a Vice President or above at the Company and (B) in any capacity in which the Participant’s duties are the same or similar to those performed for the Company or any of its subsidiaries if the Participant is below the level of a Vice President at the Company; for purposes of this provision, “primarily engage” means that at least twenty percent (20%) of the gross revenue of a person or entity’s business is from business directly competitive with the Business;

ii.appropriate any Business Opportunity of, or relating to, the Company or any of its subsidiaries located in the Market Area;

iii.within the Market Area, solicit, canvass, approach, encourage, entice or induce any (A) current customer or supplier of the Company or any of its subsidiaries with whom or which the Participant had contact in the last twenty-four (24) months of his or her employment with the Company or its subsidiaries, (B) Prospective Customer or Supplier with whom or which the Participant had contact in the last six (6) months of his or her employment with the Company or its subsidiaries or (C) any such customer, supplier or Prospective Customer or Supplier about whom or which the Participant obtained Confidential Information, in each such case, to cease or lessen such customer’s or supplier’s or Prospective Customer’s or Supplier’s business with the Company or any of its subsidiaries in the Business;

iv.solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company or any of its subsidiaries to terminate his, her or its employment or engagement therewith, excluding general advertisements and solicitations not targeted at the employees or contractors of the Company or its subsidiaries; or

v.employ or cause any other person or entity to employ any person who was an employee or contractor of the Company or any of its subsidiaries in the past six (6) months.

Notwithstanding the above referenced limitations in Sections 4(b)(i), 4(b)(ii) and 4(b)(iii), such limitations shall not apply following the termination of the Participant’s employment with the Company and (as applicable) any of its subsidiaries in those portions of the Market Area located within the State of Oklahoma. Instead, the Participant agrees that, during the portion of the Prohibited Period that occurs after the Participant is no longer employed by the Company or any of its subsidiaries, the restrictions on the Participant’s activities within those portions of the Market Area located within the State of Oklahoma (in addition to those restrictions set forth in Sections 1 and 4(b)(iv) and (v) herein) shall be as follows: the Participant will not directly or indirectly solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company or any of its subsidiaries.
c.For purposes of this Section 4, the following terms shall have the following meanings:

i.“Business” means the business and operations that are the same or similar to those performed by, or planning to be performed by, the Company or any of its subsidiaries and for which the Participant obtained Confidential Information or had direct or indirect responsibilities during the period of the Participant’s employment with the Company or any of its subsidiaries, which business and operations include (if Participant obtained Confidential Information or had direct or indirect responsibilities with respect to such business and operations on behalf of the Company or any of its subsidiaries during the period of his or her employment) without limitation: rig-based and coiled tubing-based well maintenance and workover services, well completion and recompletion services, fluid management services, and fishing and rental services.

ii.“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

iii.“Market Area” means (A) onshore land areas in the Continental United States within seventy-five (75) miles of any location that the Participant was either based or performed material services on behalf of the Company or any of its subsidiaries and (B) each of the following basins and oil and gas shale plays: Bakken, Barnett, Denver-Julesberg, Eagle Ford, Fayetteville, Granite Wash, Haynesville, Marcellus, Mississippi Lime, Niobrara, Permian, Powder River, SCOOP, STACK, Tuscaloosa, Williston, and Woodford; provided, however, that a basin or play shall not be included within the Market Area if (1) the Participant had no direct or indirect responsibilities with respect to such basin or play during the last twenty-four (24) months of the Participant’s employment or engagement with the Company or any of its subsidiaries, or (2) the Participant obtained no Confidential Information with respect to the Company’s or any of its subsidiaries’ Business in such basin or play.

iv.“Prohibited Period” [shall mean the period during which the Participant is employed by the Company or any of its subsidiaries and continuing for a period of twelve (12) months following the date that the Participant is no longer employed by the Company or any of its subsidiaries] Note to Draft: For Messrs. Dodson’s and Coale’s and Ms. Hargis’ agreements. [shall mean the period during which the Participant is employed by the Company or any of its subsidiaries and continuing for a period of months equal to the monthly base salary amount received by Participant as severance following the date that the Participant is no longer employed by the Company or any of its subsidiaries; provided, however, in no event shall the Prohibited Period exceed twelve (12) months following the date that the Participant is no longer employed with the Company. For example, if a Participant receives six (6) months’ base salary as severance, the Prohibited Period for such Participant will be six (6) months following the date that the Participant is no longer employed with the Company or any of its subsidiaries. Notwithstanding the foregoing, the Prohibited Period with respect to Section 4(b)(iv) of this Appendix A shall always be a period of twelve (12) months]

v.“Prospective Customer or Supplier” shall mean, any person whom the Company, has, within the six (6) months prior to the termination of Participant’s employment with the Company or its subsidiaries, offered (by means of a personal meeting, telephone call or targeted letter or written proposal, or other similar communication) to, in the case of a customer, provide services competitive with the Business or, in the case of a supplier, obtain services from such supplier.

d.Return of Confidential Information. Upon the termination of the Participant’s employment with the Company or any of its subsidiaries, and at any other time upon request of the Company, the Participant shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information (including any Company-issued computer, mobile devise or other equipment) in the Participant’s possession, custody or control and the Participant shall not retain any such document or other materials or property.

e.Specific Performance. Because of the difficulty of measuring economic losses to the Company and its subsidiaries as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to the Company and its subsidiaries for which it would have no other adequate remedy, the Participant agrees that the Company and each of its subsidiaries shall be entitled to enforce the foregoing covenants, in the event of a breach, by injunctions and restraining orders and that such enforcement shall not be the Company’s or its subsidiaries’ exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and its subsidiaries, at law and equity.

f.Severability. The covenants in this Appendix A to the Agreement are severable and separate, and the unenforceability of any specific covenant (or any portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Participant and the Company that such restrictions be enforced to the fullest extent which the arbitrator deems reasonable and this Agreement shall thereby be reformed.

g.Third-Party Beneficiaries. Each of the Company’s subsidiaries that is not a signatory hereto shall be a third-party beneficiary of the Participant’s representations, covenants and obligations set forth in this Appendix A and shall be entitled to enforce such representations, covenants and obligations as if a party hereto.

APPENDIX B

PERFORMANCE PERIOD; PERFORMANCE GOALS

Subject to satisfaction of the Service Vesting Requirements, the PSUs shall be eligible to become Earned PSUs based on the Company’s free cash flow achievement over the period beginning on January 1, 2020 and ending on December 31, 2022 (the “Performance Period”) in accordance with the terms set forth in this Appendix B.
Establishment of Performance Years

The Performance Period shall be divided into three separate sub-periods (each, a “Performance Year”) as follows:

2020 Performance Year:	January 1, 2020 - December 31, 2020
2021 Performance Year:	January 1, 2021 - December 31, 2021
2022 Performance Year:	January 1, 2022 - December 31, 2022

One-third of the PSUs granted under the Award will be allocated to each Performance Year and will be eligible to become Earned PSUs, at the end of the Performance Period, based on certified performance for that Performance Year and the Participant’s satisfaction of the Service Vesting Requirements.

Performance Payout Calculation

Achievement of the Performance Goals with respect to each Performance Year will be determined based on the Company’s FCF (as defined below) as compared to the FCF Threshold, Target and Maximum established by the Committee for such Performance Year. The FCF Threshold, Target and Maximum Performance Goals for each of the 2021 and 2022 Performance Years will be established by the Committee within the first 90 days of each respective year, and communicated to the Participant as soon as practicable thereafter. For the 2020 Performance Year, the FCF Threshold, Target and Maximum Performance Goals shall be as set forth in the following table:

Performance Level		Performance Payout as a Percentage of Target*
Below Threshold	Less than negative $2,000,000	0%
Threshold	Negative $2,000,000	50%
Target	$0	100%
Maximum	$2,000,000 or greater	150%
* Achievement of FCF performance between the Threshold, Target and Maximum levels set forth in the table above will be calculated using linear interpolation; provided, however, that in no event will the performance payout exceed 150%.

B - 1

As used herein, “FCF” means operating cash flow less investing cash flow, both as reported under Generally Accepted Accounting Principles, with proceeds from the sale of a business and costs of a restructuring to be included or excluded at the discretion of the Committee.
Change in Control

In the event of a Change in Control prior to the end of the Performance Period in which this Award is not assumed by any successor entity or acquirer: (i) the Performance Period shall be deemed to end as of the date of such Change in Control, (ii) with respect to each Performance Year that ended prior to the date of such Change in Control, performance shall be based on actual FCF achievement for such Performance Year, and (iii) with respect to each Performance Year that has not ended as of the date of such Change in Control (including the Performance Year during which such Change in Control occurs), performance shall be based on target achievement (100%) for such Performance Year.

B - 2